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                                                                     EXHIBIT 99



OCTOBER 23, 2002


                WILLIAMS MOVES EARNINGS ANNOUNCEMENT TO NOVEMBER:
                      CITES STATUS OF POTENTIAL ASSET SALES


TULSA, OKLA. -- As a result of ongoing negotiations in relation to planned asset sales, Williams (NYSE:WMB) has rescheduled its third-quarter earnings report for November.

The earnings report will coincide with the filing of the company's Form 10-Q with the Securities and Exchange Commission that is due Nov. 14.

Steve Malcolm, chairman, president and chief executive officer, said, "We are in active discussions involving transactions for portions of our petroleum services and energy marketing and risk management businesses. At this point, we believe it would be premature to release earnings until we can ascertain the definitive terms of these potential sales."

As has previously been announced, Williams has initiated a program to strengthen the company's finances through selling assets and using the proceeds to reduce debt and improve liquidity. Developments between now and Nov. 14 could have a material impact on the company's reported results.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

                                       ###


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:
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
   Kelly Swan          Williams Media Relations      918-573-6932         kelly.swan@williams.com
 Richard George      Williams Investor Relations     918-573-3679       richard.george@williams.com
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